EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Form S-8 relating to WesBanco, Inc.’s Key Executive Incentive Bonus and Option Plan (No.333-107736),

(2) Form S-8 relating to the Oak Hill Financial, Inc. 2004 Stock Incentive Plan, and the Oak Hill Financial, Inc. Fourth Amended and Restated 1995 Stock Option Plan (No. 333-148147),

(3) Form S-8 relating to WesBanco, Inc.’s KSOP (No. 333-158749),

(4) Form S-8 relating to WesBanco, Inc.’s Incentive Bonus, Option and Restricted Stock Plan (No. 333-166541);

of our reports dated February 26, 2016, with respect to the consolidated financial statements of WesBanco, Inc. and the effectiveness of internal control over financial reporting of WesBanco, Inc. included in this Annual Report (Form 10-K) of WesBanco, Inc. for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

February 26, 2016